Exhibit 99.1

MRC Global Announces First Quarter 2024 Results

Houston, TX – May 8, 2024 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves, fittings and infrastructure products and services to diversified energy, industrial and gas utilities end-markets, today announced first quarter 2024 results.

Net income attributable to common stockholders for the first quarter of 2024 was $13 million, or $0.15 per diluted share, as compared to the first quarter of 2023 net income attributable to common stockholders of $28 million, or $0.33 per diluted share. Adjusted net income attributable to common stockholders for the first quarter of 2024 was $17 million, or $0.20 per diluted share, as compared to the first quarter of 2023 adjusted net income attributable to common stockholders of $27 million, or $0.32 per diluted share.

MRC Global’s first quarter 2024 gross profit was $163 million, or 20.2% of sales, as compared to the first quarter 2023 gross profit of $179 million, or 20.2% of sales. Gross profit for the first quarter of 2024 and 2023 includes $1 million of expense and $1 million of income, respectively, in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes (among other items) the impact of LIFO, was $174 million, or 21.6% of sales, for the first quarter of 2024 and was $188 million, or 21.2% of sales, for the first quarter of 2023.

First Quarter 2024 Financial Highlights:

●	Cash flow provided by operations of $38 million
●	Sales of $806 million, a 5% improvement compared to the fourth quarter of 2023
●	Adjusted Gross Profit, as a percentage of sales, of 21.6%, and eight consecutive quarters above 21%
●	Adjusted EBITDA of $57 million, or 7.1% of sales
●	Net Debt leverage ratio of 0.6 times, the lowest in MRC Global history

Rob Saltiel, MRC Global’s President and CEO stated, “Our commitment to improving capital returns, maintaining cost discipline and generating cash across the market cycle is reflected in our excellent results this quarter. We exceeded our expectations with sequential revenue growth of 5% and adjusted EBITDA margins of 7.1%. We believe that our business has turned the corner after the lower activity levels of the fourth quarter of 2023.

“In addition, we generated $38 million of operating cash flow in the first quarter and are on-track to meet or exceed our cash flow guidance of $200 million this year. Our strengthening balance sheet and strong cash flow generation will allow us to repay our Term Loan B in the second quarter and exit 2024 with minimal net debt. We expect to generate significant cash over the next few years, which would provide us flexibility to consider various capital allocation alternatives,” Mr. Saltiel added.

Selling, general and administrative (SG&A) expenses were $125 million, or 15.5% of sales, for the first quarter of 2024 compared to $122 million, or 13.8% of sales, for the same period in 2023. Adjusted SG&A for the first quarter of 2024 was $122 million, or 15.1% of sales, excluding $3 million of activism response expenses.

Adjusted EBITDA was $57 million in the first quarter of 2024 compared to $69 million for the same period in 2023.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted Net Income, Adjusted SG&A, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

An income tax expense of $8 million was incurred in the first quarter of 2024, with an effective tax rate of 30%, as compared to an income tax expense of $13 million, with an effective tax rate of 28%, for the first quarter of 2023. Our rates differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses, and differing foreign income tax rates. In addition, the effective tax rate for the three months ended March 31, 2024, was higher than the U.S. federal statutory rate due to foreign losses with no tax benefit.

Sales

The company’s sales were $806 million for the first quarter of 2024, which was 5% higher than the fourth quarter of 2023 and 9% lower than the first quarter of 2023. Sequentially, all sectors were up, led by the Downstream, Industrial and Energy Transition (DIET) and Gas Utilities sectors. As compared to the first quarter of 2023, all sectors declined, led by the Gas Utilities and Production and Transmission Infrastructure (PTI) sectors.

Sales by Segment

U.S. sales in the first quarter of 2024 were $667 million, down $73 million, or 10%, from the same quarter in 2023. The Gas Utilities sector revenue decreased $41 million, or 13%, as customers reduce their product inventory levels. PTI sector sales decreased by $24 million, or 11%, primarily due to lower line pipe sales. DIET sector sales declined $8 million primarily due to non-recurring projects.

Sequentially, as compared to the fourth quarter of 2023, U.S. sales increased $34 million, or 5%, driven by the U.S. Gas Utilities sector, which increased $13 million, or 5%, as a result of deliveries for upcoming projects and increased customer spending due to normalizing buying patterns. The DIET sector increased $11 million, or 6%, due to increased turnarounds and project activity for mining, refining and chemicals customers. The PTI sector increased $10 million, or 5%, primarily due to the timing of customer projects benefiting valve sales and production infrastructure.

Canada sales in the first quarter of 2024 were $29 million, down $13 million, or 31%, from the same quarter in 2023, as decreases in the PTI sector offset an increase in the DIET sector.

Sequentially, Canada sales were up $1 million from the prior quarter.

International sales in the first quarter of 2024 were $110 million, up $7 million, or 7%, from the same period in 2023. The increase was driven by the PTI sector primarily in Europe and Middle East, followed by the DIET sector in Europe and the Middle East for renewable and LNG projects.

Sequentially, as compared to the previous quarter, International sales were up $3 million, or 3%. The increase was driven by the DIET sector for project activity in the Middle East and Europe.

Sales by Sector

Gas Utilities sector sales, which are primarily U.S. based, were $266 million in the first quarter of 2024, or 33% of total sales, a decrease of $41 million, or 13%, from the first quarter of 2023.

Sequentially, as compared to the fourth quarter of 2023, the Gas Utilities sector sales increased $13 million, or 5%.

DIET sector sales in the first quarter of 2024 were $276 million, or 34% of total sales, a decrease of $2 million, or 1%, from the first quarter of 2023. The decrease in DIET sector sales was driven by the U.S. segment.

Sequentially, as compared to the previous quarter, sales in the DIET sector were up $18 million, or 7%, led by the U.S. segment followed by the International segment.

PTI sector sales in the first quarter of 2024 were $264 million, or 33% of total sales, a decline of $36 million, or 12%, from the first quarter of 2023. The decrease in PTI sales was due to declines in the U.S. and Canada segments.

Sequentially, as compared to the prior quarter, PTI sector sales increased $7 million, or 3%, driven by the U.S. segment followed by the International segment.

Backlog

As of March 31, 2024, the company's backlog was $704 million, a 1% increase compared to the previous quarter.

Balance Sheet and Cash Flow

As of March 31, 2024, the cash balance was $146 million, long-term debt (including current portion) was $295 million, and Net Debt was $149 million. Cash provided by operations was $38 million in the first quarter of 2024. Availability under the company’s asset-based lending facility was $645 million, and available liquidity was $791 million as of March 31, 2024. The company intends to repay its Term Loan B in its entirety during the second quarter using a combination of its asset-based lending facility and cash. Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

Conference Call

The company will hold a conference call to discuss its first quarter 2024 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 9, 2024. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investors” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through May 23, 2024, and can be accessed by dialing 201-612-7415 and using pass code 13745025#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 214 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 300,000 SKUs from over 8,500 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “anticipating,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, adjusted EBITDA margin, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame; significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products; risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to changing laws and regulations including trade policies and tariffs; and the potential share price volatility and costs incurred in response to any shareholder activism campaigns.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investors page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	March 31,	December 31,
	2024	2023

Assets
Current assets:
Cash	$146	$131
Accounts receivable, net	478	430
Inventories, net	546	560
Other current assets	34	34
Total current assets	1,204	1,155

Long-term assets:
Operating lease assets	196	205
Property, plant and equipment, net	78	78
Other assets	20	21

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	158	163
	$1,920	$1,886

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$402	$355
Accrued expenses and other current liabilities	95	102
Operating lease liabilities	25	34
Current portion of debt obligations	292	292
Total current liabilities	814	783

Long-term liabilities:
Long-term debt	3	9
Operating lease liabilities	186	186
Deferred income taxes	47	45
Other liabilities	20	20

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 109,287,979 and 108,531,564 issued, respectively	1	1
Additional paid-in capital	1,767	1,768
Retained deficit	(665)	(678)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(233)	(228)
	495	488
	$1,920	$1,886

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2024	2023

Sales	$806	$885
Cost of sales	643	706
Gross profit	163	179
Selling, general and administrative expenses	125	122
Operating income	38	57
Other expense:
Interest expense	(8)	(7)
Other, net	(3)	(3)

Income before income taxes	27	47
Income tax expense	8	13
Net income	19	34
Series A preferred stock dividends	6	6
Net income attributable to common stockholders	$13	$28

Basic earnings per common share	$0.15	$0.33
Diluted earnings per common share	$0.15	$0.33
Weighted-average common shares, basic	84.7	84.0
Weighted-average common shares, diluted	86.1	85.4

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2024	2023

Operating activities
Net income	$19	$34
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	5	5
Amortization of intangibles	5	5
Equity-based compensation expense	4	3
Deferred income tax expense	2	5
Other non-cash items	3	4
Changes in operating assets and liabilities:
Accounts receivable	(51)	(28)
Inventories	8	(96)
Other current assets	1	(1)
Accounts payable	49	54
Accrued expenses and other current liabilities	(7)	(15)
Net cash provided by (used in) operations	38	(30)

Investing activities
Purchases of property, plant and equipment	(6)	(3)
Other investing activities	1	-
Net cash used in investing activities	(5)	(3)

Financing activities
Payments on revolving credit facilities	(14)	(211)
Proceeds from revolving credit facilities	9	262
Payments on debt obligations	(1)	(1)
Dividends paid on preferred stock	(6)	(6)
Repurchases of shares to satisfy tax withholdings	(5)	(4)
Net cash (used in) provided by financing activities	(17)	40

Increase in cash	16	7
Effect of foreign exchange rate on cash	(1)	-
Cash -- beginning of period	131	32
Cash -- end of period	$146	$39

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
March 31,
	U.S.	Canada	International	Total
2024
Gas Utilities	$265	$1	$-	$266
DIET	202	9	65	276
PTI	200	19	45	264
	$667	$29	$110	$806
2023
Gas Utilities	$306	$1	$-	$307
DIET	210	5	63	278
PTI	224	36	40	300
	$740	$42	$103	$885

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended
	March 31,	March 31,
Type	2024	2023
Line Pipe	$117	$141
Carbon Fittings and Flanges	100	117
Total Carbon Pipe, Fittings and Flanges	217	258
Valves, Automation, Measurement and Instrumentation	291	315
Gas Products	187	207
Stainless Steel and Alloy Pipe and Fittings	41	32
General Products	70	73
	$806	$885

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2024	of Revenue*	2023	of Revenue*

Gross profit, as reported	$163	20.2%	$179	20.2%
Depreciation and amortization	5	0.6%	5	0.6%
Amortization of intangibles	5	0.6%	5	0.6%
Increase (decrease) in LIFO reserve	1	0.1%	(1)	(0.1)%
Adjusted Gross Profit	$174	21.6%	$188	21.2%

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses (SG&A) to Adjusted SG&A (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2024	2023

Selling, general and administrative expenses	$125	$122
Activism response legal and consulting costs	(3)	-
Adjusted Selling, general and administrative expenses	$122	$122

Notes to above:

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses and other unusual items. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2024	2023

Net income	$19	$34
Income tax expense	8	13
Interest expense	8	7
Depreciation and amortization	5	5
Amortization of intangibles	5	5
Increase (decrease) in LIFO reserve	1	(1)
Equity-based compensation expense (1)	4	3
Activism response legal and consulting costs (1)	3	-
Write off of debt issuance costs	1	-
Asset disposal (2)	1	-
Foreign currency losses	2	3
Adjusted EBITDA	$57	$69

Notes to above:

(1)	Charges (pre-tax) recorded in SG&A.
(2)	Charge (pre-tax) for an asset disposal in our International segment.

The company defines adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments, asset impairments, including inventory, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended
	March 31, 2024
	Amount	Per Share

Net income attributable to common stockholders	$13	$0.15
Asset disposal, net of tax (1)	1	0.01
Activism response legal and consulting costs, net of tax	2	0.03
Increase in LIFO reserve, net of tax	1	0.01
Adjusted net income attributable to common stockholders	$17	$0.20

Notes to above:

(1)	An after-tax charge for an asset disposal in our International segment.

	Three Months Ended
	March 31, 2023
	Amount	Per Share

Net income attributable to common stockholders	$28	$0.33
Decrease in LIFO reserve, net of tax	(1)	(0.01)
Adjusted net income attributable to common stockholders	$27	$0.32

Notes to above:

The company defines adjusted net income attributable to common stockholders (a non-GAAP measure) as net income attributable to common stockholders plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the company's U.S. blended statutory rate. The company presents adjusted net income attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that net income attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to adjusted net income attributable to common stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

March 31,
2024

Long-term debt	$3
Plus: current portion of debt obligations	292
Total debt	295
Less: cash	146
Net Debt	$149

Net Debt	$149
Trailing twelve months adjusted EBITDA	238
Leverage ratio	0.6

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as total long-term debt, including current portion, minus cash. The company defines its leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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